Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated December 22, 2014 on the financial statements and financial highlights of the Aston Funds for the period ended October 31, 2014, in Post-Effective Amendment No. 163 to the Registration Statement (Form N-1A, No. 033-68666) and related Prospectus and Statement of Additional Information of the Aston Funds.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

February 27, 2015